Western Micro Technology, Inc.
                            254 East Hacienda Avenue
                           Campbell, California 95008



                                            November 29, 1996



Mr. Alan M. Bynder
International Data Products, LLC
25 Mauchly, Suite 316
Irvine, California 92618

Dear Alan:

         This letter agreement sets forth the terms and conditions of your employment with Western Micro Technology, Inc. (the "Company").

         In consideration of the mutual covenants and promises made in this letter agreement, you and the Company agree as follows:

         1. Employment. Commencing as of November 29, 1996 (the "Effective
            ----------
Date"), you will be responsible for sales and marketing with the International Data Products division of the Company. You will be given such duties, responsibilities and authority as are appropriate to such position. Throughout the term of your employment, you will devote such business time and energies to the business and affairs of the Company as needed to carry out your sales and marketing duties and responsibilities with the International Data Products division of the Company, subject to the overall supervision and direction of the President and Chief Executive Officer and of the Board of Directors of the Company (the "Board").

         2. Term. Commencing as of the Effective Date and ending on December 31,
            ----
1998 (the "Term"), your employment with the Company will be subject to the terms of this Agreement. Either you or the Company can terminate your employment at any time and for any reason, with or without cause and with or without notice, in each case subject to the terms and provisions of paragraph 7 below.

         3.  Salary.  For your services to the Company, you will be
             ------
paid a base salary, payable semi-monthly during each month of employment, at a rate of eighty-one thousand dollars ($81,000) per year.

         4.  Commissions.  You will be eligible to receive commis-
             -----------
sions at a rate of twelve percent (12%) on gross profit on sales up to and including three hundred thousand dollars ($300,000), at a rate of sixteen percent (16%) on gross profit on sales

Mr. Alan M. Bynder
November 29, 1996
Page 2


between three hundred thousand one dollars ($300,001) and five hundred thousand dollars ($500,000), and at a rate of twenty percent (20%) on gross profit on sales over five hundred thousand dollars ($500,000). The commissions shall be due and payable within a reasonable time after completion of the commissioned sales but no later than one (1) month after such sale. In no event shall the Company be obligated to pay commissions in excess of two hundred thousand dollars ($200,000) per annum. The commissions will not be payable to sales prior to the effective time of the sale and purchase of the assets of International Data Products, LLC ("IDP") pursuant to the Asset Purchase Agreement (the "Purchase Agreement"), dated as of November 29, 1996, by and among the Company, IDP and certain members of IDP. "Gross profit on sales" shall mean gross sales net of returns and customary allowances less the actual (specifically identifiable) product cost determined in accordance with company-wide accounting principles of the Company and generally accepted accounting principles whether or not consistent with IDP's past accounting practices.

         5.  Earn-Out.  You will be eligible to receive earn-out
             --------
payments calculated and payable pursuant to Exhibit A hereto.
The Earn-Out will be subject to the Company's right of set-off provided under section 7.4 of the Purchase Agreement.

         6. Employee Benefit Programs. During the term of your employment, you
            -------------------------
will be entitled to participate in all employee benefit programs of the Company at the time or thereafter made available to the Company's executives or salaried employees generally, including, without limitation, pension and other retirement plans, profit sharing plans, group life insurance, accidental death and dismemberment insurance, hospitalization, surgical, major medical and dental coverage, sick leave (including salary continuation arrangements), long-term disability, vacations, holidays and other employee benefit programs sponsored by the Company. You shall also receive a car allowance of $325 per month.

         7.  Consequences of Termination of Employment.
             -----------------------------------------

         (a) For Cause. Following the Effective Date, the Company may terminate
             ---------
your employment for "Cause." "Cause" will exist in the event you are convicted of a felony or, in carrying out your duties, you are guilty of gross negligence or gross misconduct resulting, in either case, in material harm to the Company. In the event your employment is terminated for Cause, you will be entitled to any unpaid salary, commissions and earn-

Mr. Alan M. Bynder
November 29, 1996
Page 3


out due you pursuant to paragraphs 3, 4 and 5 above through the date of termination, and you will be entitled to no other compensation from the Company.

         (b) Without Cause. Following the Effective Date, the Company may
             -------------
terminate your employment without Cause. In such event, you will be entitled to continue to receive the lesser of your base salary for the Term of this letter agreement or twelve (12) months of your base salary.

         (c) Change in Responsibilities Following a Change in Control. Following
             --------------------------------------------------------
the Effective Date, in the event your duties and responsibilities regarding sales and marketing are substantially reduced in the International Data Products division of the Company, without Cause, within twelve (12) months following a Change of Control (defined below) of the Company, your resulting resignation of employment will be treated as a termination of employment by the Company without Cause in accordance with subparagraph 7(b) above. "Change of Control" as used herein shall be defined as the occurrence of any of the following events:

                  (i) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                  (ii) The shareholders of the Company approve (A) a plan of complete liquidation of the Company or (B) an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

                  (iii) Any "person" (as defined in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities.

Mr. Alan M. Bynder
November 29, 1996
Page 4


         (d) Voluntary Termination. In the event you terminate your employment
             ---------------------
with the Company of your own volition, such termination will have the same consequences as a termination for Cause under subparagraph 7(a) above.

         8. Assignability; Binding Nature. Commencing on the Effective Date,
            -----------------------------
this letter agreement will be binding upon you and the Company and your respective successors, heirs, and assigns. This letter agreement may not be assigned by you except that your rights to compensation and benefits hereunder, subject to the limitations of this letter agreement, may be transferred by will or operation of law. No rights or obligations of the Company under this letter agreement may be assigned or transferred except by operation of law in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the Company's obligations under this letter agreement contractually or as a matter of law.

         9. Governing Law; Arbitration. This letter agreement will be deemed a
            --------------------------
contract made under, and for all purposes shall be construed in accordance with, the laws of California. Any controversy or claim relating to this letter agreement any breach thereof, and any claims you may have against the Company or any officer, director or employee of the Company or arising from or relating to your employment with the Company, will be settled solely and finally by arbitration in accordance with the rules of the American Arbitration Association ("AAA") then in effect in the State of California, and judgment upon such award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator may provide that the cost of the arbitration (including reasonable legal fees) incurred by you or the Company will be borne by the non-prevailing party.

         10. Withholding. Anything to the contrary notwithstanding, following
             -----------
the Effective Date all payments made by the Company hereunder to you or your estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. In lieu of withholding, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

         11.  Entire Agreement.  Except as otherwise specifically
              ----------------
provided in this Agreement, this letter agreement contains all the legally binding understandings and agreements between you

Mr. Alan M. Bynder
November 29, 1996
Page 5


and the Company pertaining to the subject matter of this letter agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties.

         12. Miscellaneous. No provision of this letter agreement may be amended
             -------------
or waived unless such amendment or waiver is agreed to by you and the Board in writing. No waiver by you or the Company of the breach of any condition or provision of this letter agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. In the event any portion of this letter agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

         Please acknowledge your acceptance and understanding of this letter agreement by signing below.

                                         Sincerely,



                                         ______________________________________


ACKNOWLEDGED AND AGREED:




________________________________

Dated:  November 29, 1996

                                    EXHIBIT A
                                    ---------

                                    EARN-OUT
                                    --------


         1. Within thirty (30) days after the period ending December 31, 1998, Western Micro Technology, Inc. ("WMT") shall calculate, and deliver notice of such calculation (the "Calculation") to Alan M. Bynder ("Bynder") and Michael R. Duhaime ("Duhaime"), an earn-out payment to be paid to Bynder and Duhaime if the Gross Profit Dollars (as defined in paragraph 2) of the International Data Products division of WMT during such period exceeds $2.4 million (the "Earn-Out Payment"). The Earn-Out Payment shall be paid in shares of Common Stock, no par value (the "Shares"), of WMT. The value of the Shares will be calculated based on the ten (10) day simple average of the closing prices of the Shares in the last ten (10) trading days prior to December 31, 1998. WMT shall pay the Earn-Out Payment based on a calculation of sixty percent (60%) of the Shares to Bynder and forty percent (40%) of the Shares to Duhaime. The Shares shall be rounded to the nearest whole number and no fractional shares will be issued.

         The Earn-Out Payment shall equal the following amount:


       Gross Profit Dollars                         Earn-Out Payment
       --------------------                         ----------------

             $0 - $2,400,000                               0 Shares
     $2,400,000 - $2,799,999                          40,000 Shares
     $2,800,000 - $3,199,999                          55,000 Shares
     $3,200,000 - $3,599,999                          70,000 Shares
     $3,600,000 - $3,999,999                          85,000 Shares
     $4,000,000 - $4,999,999                         100,000 Shares
     Greather than $5,000,000                        140,000 Shares


         2. Gross Profit Dollars shall be calculated on the following sales (the "Sales"):

         (a) Sales by the International Data Products division of WMT to customers identified in the Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of November 29, 1996, by and among WMT, IDP and certain members of IDP; and

         (b) Sales by the International Data Products division of WMT customers that are recruited after the Closing Date as customers for WMT by any of the International Data Products employees identified in the Asset Purchase Agreement or by an employees hired in the International Data Products division of WMT.

         "Gross Profit Dollars" shall mean gross Sales net of returns and customary allowances less the actual (specifically identifiable) product cost (the "Costs") determined in accordance with generally accepted accounting principles whether or not consistent with IDP's past accounting practices.

         For the purpose of calculating the Earn-Out Payment, separate books and records shall be maintained by WMT with respect to the Sales and Costs. Such books and records shall be maintained in accordance with WMT's company-wide accounting principles and generally accepted accounting principles whether or not consistent with IDP's past accounting practices.

         Bynder and Duhaime will be entitled to reasonable rights to audit the Earn-Out Payment. Upon receipt of the Calculation from WMT, Bynder and Duhaime shall have ten (10) business days in which to request in writing that WMT deliver within thirty (30) business days of such request the books and records, and back up invoices and schedules, to Bynder and Duhaime or their accountants to confirm the calculation. If, within ten (10) business days, Bynder and Duhaime do not request such books and records or if within ten (10) business days after receipt of such books and records Bynder and Duhaime do not object to such Calculation, WMT shall deliver instructions to its transfer agent to issue and deliver to Bynder and Duhaime the Shares of WMT Common as soon as reasonably practicable. If Bynder and Duhaime request such books and records and within ten
(10) business days after receipt of such books and records, Bynder and Duhaime object in writing to WMT of the Calculation, WMT, Bynder and Duhaime shall work together in good faith to see if they can reach an agreement on the appropriate Earn-Out Payment. If within fourteen (14) days the parties have not reached an agreement, the parties shall choose a nationally recognized accounting firm mutually agreed upon by WMT, Bynder and Duhaime who shall calculate the amount, or if no such agreement can be reached, then each of WMT, Bynder and Duhaime shall appoint one nationally recognized accounting firm, which accounting firms shall pick an additional nationally recognized accounting firm to which such disputes shall be referred. In the event that either WMT, Bynder or Duhaime shall fail to select a nationally recognized firm in accordance with the provisions of this subsection within thirty (30) days after notice by the other party that such selection should be made, and such other party has selected a nationally recognized accounting firm pursuant to the provisions hereof, such dispute shall be referred to the nationally recognized accounting firm selected by such party. The decision of such nationally recognized accounting firm shall be conclusive and binding on both parties. Each of WMT, Bynder and Duhaime shall pay the costs and expenses of its own accountant and Bynder and Duhaime shall pay the costs of the nationally recognized accounting firm selected by both parties or their representatives (the "Independent Accountant); provided, however, that if a dispute arises that is resolved by the Independent Accountant and the amount of the Earn-Out Payment as calculated by the Independent Accountant exceeds by more than ten percent (10%) the Calculation, WMT shall pay the costs and expenses of Bynder's and Duhaime's and the Independent
Accountant's costs and expenses.

         3. During the period subsequent to Closing and ending on December 31, 1998, (a) WMT shall conduct its business in conformity with sound business practices and consistent with past practices and (b) WMT shall not take any voluntary action for the purpose of preventing Bynder or Duhaime from being able to earn the Earn-Out Payment or avoiding or seeking to avoid the observance or performance of any of the terms under this Exhibit A, and shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of Bynder and Duhaime with respect to its ability to earn the Earn-Out Payment against impairment. Notwithstanding this paragraph 3, nothing contained herein shall require the officers and directors of WMT to maintain WMT's business in a manner or take actions that would violate their fiduciary duties to WMT and its shareholders.

         4. If between the date hereof and December 31, 1998, WMT commences a voluntary case under the federal bankruptcy laws or a petition is filed against WMT under the federal bankruptcy laws and is not dismissed within ninety (90) days, Bynder and Duhaime shall be entitled to seek recovery of the Earn-Out Payment due as an unsecured creditor of WMT in the related bankruptcy proceedings.